Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sally Beauty Holdings, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Registration No. 333- 224753) and on Form S-8 (Registration Nos. 333-142583, 333-138830, 333-164545, and 333-229444) of Sally Beauty Holdings, Inc. of our report dated November 23, 2020, with respect to the consolidated balance sheets of Sally Beauty Holdings, Inc. and subsidiaries as of September 30, 2020 and 2019, the related consolidated statements of earnings, comprehensive income, cash flows and stockholders’ equity (deficit) for each of the years in the three-year period ended September 30, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of September 30, 2020, which report appears in the September 30, 2020 annual report on Form 10-K of Sally Beauty Holdings, Inc.

Our report dated November 23, 2020 refers to a change in the method of accounting for leases as of October 1, 2019 due to the adoption of ASU 2016-02, Leases (Topic 842). Our report refers to a change in the method of accounting for inventory located in the U.S. and Canada at both its distribution centers and store fronts as of August 1, 2020 from lower of cost or net realizable value on a first-in first-out (“FIFO”) basis to lower of cost or net realizable value using the weighted average cost method.

/s/ KPMG LLP

KPMG LLP

Dallas, Texas

November 23, 2020